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               [LOGO OF VALUE HEALTH NEWS RELEASE APPEARS HERE]

                                                                    EXHIBIT 10.8


Contact:  Judith Hyfield-Starr
          (203) 678-3472


          VALUE HEALTH, INC. CLOSES DEAL TO ACQUIRE DIAGNOSTEK, INC. Will Become Largest Independent Prescription Benefit Manager



AVON, Conn., July 28, 1995 -- Value Health, Inc. (VH:NYSE) closed its acquisition of Diagnostek, Inc. (DXK:NYSE) today following approval by the shareholders of both companies.

     Each share of Diagnostek will be exchanged for 0.4975 shares of Value Health's stock and the transaction is accounted for as a pooling of interests. The price of the acquisition is dependent on Value Health's closing stock price today; calculated as of yesterday's closing price, the transaction would be valued at approximately $450 million.

     Diagnostek will be integrated into ValueRx, and the combined company will cover more than 32 million lives, making it the largest prescription benefit manager (PBM) not owned by a pharmaceutical manufacturer. 1995 revenues for the combined companies will exceed $1.4 billion. The headquarters will be in Albuquerque, N.M., Diagnostek's former headquarters. Barry M. Smith, chairman and CEO of ValueRx, will head the merged company, which will continue to be named ValueRx.

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2-2-2-Value Health Closes Deal to Acquire Diagnostek



     Commenting on the acquisition, Robert E. Patricelli, chairman of Value Health, said, "Adding Diagnostek to our family of companies gives Value Health a leading market position in prescription benefit management, and clearly makes us the leading independent PBM."

     Value Health, Inc. is a leading provider of specialty managed care benefit programs and health care information services. Value Health's specialty managed care benefit programs include prescription drugs, mental health and substance abuse, and workers' compensation. Value Health's health care information services include clinically based precertification and claims review, provider profiling, claims cost analysis, evaluation and management of health benefit providers, health policy and management consulting, and disease management program development. Value Health provides services to more than 78 million people and its customers include 130 of the nation's 250 largest corporations.

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